Exhibit 3.15

ARTICLES OF INCORPORATION

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I NAME The name of the corporation shall be:
AIT Restaurant, Inc.

ARTICLE II PRINCIPAL OFFICE This principal place of business/mailing address is: c/o EDMC, 210 Sixth Ave., Pittsburgh PA 15222

ARTICLE III PURPOSE The purpose for which the corporation is organized is: Any lawful purpose, including, but not limited to the operation of a student-run restaurant.

ARTICLE IV SHARES The number of shares of stock is: 1000

ARTICLE V INITIAL OFFICERS AND/OR DIRECTORS List name(s), address(es) and specific title(s): Glenn Johannesen, director and president 4401 North Himes Ave., Suite 150 Tampa, FL 33614

ARTICLE VI REGISTERED AGENT The name and Florida street address (P.O. Box NOT acceptable) of the registered agent is: Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301

ARTICLE VII INCORPORATOR The name and address of the Incorporator is: Sue Minahan 210 Sixth Ave, 33rd Floor Pittsburgh, PA 15222

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Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

Corporation Service Company
By: /s/ Heather Chapman	1/24/07
Signature /Registered Agent	Date

/s/ Sue Minahan	Jan. 23,2007
Signature/Incorporator	Date